Exhibit 99.1

For information, contact:

Media (Lyondell): David A. Harpole, (713) 652-4125

Investors (Lyondell): Douglas J. Pike, (713) 309-4590

Media (CITGO): David McCollum, (832) 486-4260

LYONDELL-CITGO HOUSTON REFINERY OFFERED FOR SALE

HOUSTON (April 6, 2006) -- Lyondell Chemical Company (NYSE:LYO) and CITGO Petroleum Corporation today announced the signing of a letter of intent to jointly explore the sale of the Lyondell-Citgo Refining LP (LCR) partnership which operates a refinery in Houston, Texas, with a crude oil processing capacity of 268,000 barrels per day.

The companies also announced the settlement of all disputes between Lyondell, CITGO and Petróleos de Venezuela, S.A., including the litigation concerning the refinery crude supply agreement. The cash settlement amount was not disclosed.

The demand for refined products in the United States and the lack of available refining capacity has further enhanced the value of full-conversion refineries such as LCR. The Houston refinery has the ability to transform very heavy high-sulfur crude oil into clean fuels including reformulated gasoline and low-sulfur diesel, as well as other high-value products such as jet fuel and aromatics. The refinery is strategically located on the U.S. Gulf Coast with access to interstate pipelines and the Port of Houston.

The companies will move diligently and expeditiously to prepare an offering memorandum and establish a data room for interested bidders. Any sale would be subject to the approval of appropriate governing bodies.

Lyondell-Citgo Refining LP was formed in 1993 as a joint venture between Lyondell Chemical Company and CITGO Petroleum Corporation, an indirect wholly owned subsidiary of Petróleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela. In 1997, LCR completed an upgrade of the refinery to process large volumes of very heavy, high sulfur crude oil from Venezuela. Lyondell holds a 58.75 percent interest in LCR and CITGO holds a 41.25 percent interest.

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. Lyondell employs approximately 10,000 people worldwide.

CITGO Petroleum Corporation, based in Houston, is a refiner, transporter and marketer of transportation fuels, lubricants, petrochemicals, refined waxes, asphalt and other industrial products. The company is owned by PDV America, Inc., an indirect wholly owned subsidiary of Petróleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela.

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SOURCES: Lyondell Chemical Company, CITGO Petroleum Corporation